Exhibit 99.1

From: ‘Jamie Iannone’

To: All eBay Employees

Sent: Tuesday, January 23, 2024; 4pm Pacific

Subject: Ensuring eBay’s Long-Term Success

Team,

We are on a path to building a stronger eBay for the future — one that is growing, and resilient in the face of any challenge. Over the past three years, we made fundamental changes in our experiences across categories and accelerated the pace of innovation at eBay. In areas where we’re investing, we are seeing consistent increases in customer satisfaction and a meaningful improvement in our growth relative to the market.

Our strategy is the right one, but there is more we can do to ensure our success. We need to better organize our teams for speed — allowing us to be more nimble, bring like-work together, and help us make decisions more quickly. Today, I am sharing news about changes we are implementing to better position eBay for long-term, sustainable growth.

The most significant and toughest of these decisions is to reduce our current workforce by approximately 1,000 roles or an estimated 9% of full-time employees. Additionally, we plan to scale back the number of contracts we have within our alternate workforce over the coming months. These are not actions we take lightly — and we recognize the impact they will have on all eBayers. We have to say goodbye to people who have made so many important contributions to the eBay community and culture, and this isn’t easy.

The Need for Change

Despite facing external pressures, like the challenging macroeconomic environment, we know we can be better with the factors we control. While we are making progress against our strategy, our overall headcount and expenses have outpaced the growth of our business. To address this, we’re implementing organizational changes that align and consolidate certain teams to improve the end-to-end experience, and better meet the needs of our customers around the world.

Next Steps
Shortly, we will begin notifying those employees whose roles have been eliminated and entering into a consultation process in areas where required. Leaders will communicate the news directly via Zoom, and your VP or ELT member will send an email once the notifications in their group have been completed.

We request that all U.S. employees work from home on January 24th to provide some space and privacy for these conversations. We’re committed to treating everyone with respect and empathy through this transition and providing impacted employees with support and resources.

Looking Ahead

These changes are difficult, but I’m confident that by working together we will become stronger than ever. In the months ahead, you will see a more focused, agile, and responsive eBay — one that is better positioned to advance our purpose of creating economic opportunity for all.

Thank you,

Jamie